Team Inc. Reports Earnings for Third Quarter

    ALVIN, Texas--(BUSINESS WIRE)--March 26, 2003--Team Inc. (AMEX:TMI) today reported net income of $.06 per diluted share for its third quarter ending February 28, 2003, unchanged from the $.06 per share earned in the prior year third quarter. Year-to-date earnings for Team were $.36 per diluted share, up 16% from $.31 for the prior year period.
    For the three months ended February 28, 2003, the Company reported revenue of $21.8 million, up 14% from the prior year; pretax earnings of $879,000, up 4% from prior year; and net income of $538,000, up 2%. For the year to date, Company revenues were $66.9 million, up 11% from the prior year. Year-to-date net income was $3.1 million, up 19% from the prior year.
    "We are pleased with our continued revenue and market share growth in difficult market conditions. While Team's total earnings have increased 19% year-to-date, we did not achieve the operating leverage and associated profit growth we expected in the recently completed quarter and have taken a number of steps to address the issue," said Phil Hawk, Team's chairman and CEO.
    "Given the revenue growth achieved and our expected 25% incremental operating profit margin with our business model, our pretax operating profit for the quarter was about $700,000 below our target," said Hawk. "The profit growth shortfall is attributed to three areas -- unusual insurance reserve increases, low job profit margins in several branch locations, and cost increases related to both our field and headquarters support activities. In those branches where job margin declines have occurred, we have reviewed our margin management processes and tools with all appropriate managers. Our focus is on strengthening our on-going processes and improving our skills in this area, rather than just addressing a handful of low profit jobs. We continue to achieve very satisfactory job margins in the majority of our locations. With respect to field and headquarters support costs, some of these increased costs versus the prior year quarter were related to 'one-off' expenditures and timing. However, we have reduced field personnel in branches where our personnel growth got ahead of business growth and have also taken steps to streamline some of our business segment and corporate support costs."

    Business Segment Detail

    The Industrial Services business segment revenue for the quarter was $19.1 million, up 15% from the prior year quarter. Operating profit for the segment was $2.1 million, down 4%. Both our traditional services (on-stream leak repair, hot tapping, fugitive emissions monitoring) and our newer services (field machining, technical bolting services, and NDT inspection services) achieved significant growth versus the prior year. NDT inspection services demand remains relatively weak, with growth during the quarter of 5% versus the double digit growth for the other service lines. Year to date, industrial services business segment revenue is $58.9 million, up 11%, and operating profit is $8.4 million, up 6%.
    The Equipment Sales and Rentals business segment revenue for the quarter was $2.7 million, up 13% from the prior year quarter. Operating profit was $0.2 million versus a loss in the prior year quarter. Third quarter results for the prior year reflected a severance expense related to business restructuring of $173 thousand. For the year to date, segment revenue was $8.1 million, up 11%, and operating profit was $0.6 million versus a small prior year loss.
    Corporate costs for the quarter were $1.3 million, up $0.3 million or 25% from the prior year quarter. For the year to date, total corporate costs were $3.6 million, up $0.6 million or 20% versus the prior year period. The increases reflect the non-cash compensation charge associated with the performance-based stock options (a new charge this year), increased legal expenses, and a severance-related charge.

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    Fourth Quarter and Full Year Outlook

    In our March 5, 2003 press release, we suggested that a more conservative near-term outlook was appropriate in light of the war as well as the turbulent energy markets that could significantly affect many of our major customer segments. We are maintaining our previously announced earnings guidance of $0.50 to $0.58 per diluted share for the full fiscal year ending May 31, 2003.

    Stock Buy Back Program

    The company continues to purchase its stock in the open market. During the second quarter, Team purchased approximately 53,000 shares. In addition, since our March 5th press release, Team has purchased an additional 153,000 shares.
    As previously reported in the Company's Form 10-Q for the second quarter filed January 14, 2003, the Company has been authorized by its board of directors and senior lender to expend an additional $2.5 million (plus proceeds from exercises of stock options) to repurchase its stock on the open market. At the present time, the company currently has authorization to make additional purchases up to $1.4 million without additional approval. Since we initiated this program about two years ago, we have purchased a total of 1.2 million shares, almost 15% of the then outstanding shares.

    Quarterly Conference Call

    As previously announced, the Company will conduct a conference call to discuss third quarter results at 10:00 am (CST) on Thursday, March 27, 2003. Individuals wishing to participate in the conference call by phone can call 719/457-2625 and ask to join conference #622746. The call can be also be accessed on Team's Web site, www.teamindustrialservices.com.
    Team Inc. is a professional, full-service provider of specialized industrial services and portable field-machining tools. Headquartered in Alvin, Texas, the Company operates in over 40 customer service locations throughout the United States. The Company also serves the international market through both its own international subsidiaries as well as through licensed arrangements in 14 countries. Team Inc. common stock is traded on the American Stock Exchange under the ticker symbol "TMI".

    Any forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act. Such information is subject to certain assumptions and beliefs based on current information known to the Company and is subject to factors that could result in actual results differing materially from those anticipated in any forward-looking statements contained herein. Such factors include domestic and international economic activity, interest rates, and market conditions for the Company's customers, regulatory changes and legal proceedings, and the Company's successful implementation of its internal operating plans. Accordingly, there can be no assurance that any forward-looking statements contained herein will occur or that objectives will be achieved.

                      TEAM INC. AND SUBSIDIARIES
                     SUMMARY OF OPERATING RESULTS

                      Three Months Ended          Nine Months Ended
                         February 28,              February 28,
                   ------------------------- -------------------------
                       2003         2002         2003         2002
                   ------------ ------------ ------------ ------------
Total Revenues     $21,777,000  $19,047,000  $66,945,000  $60,469,000
                   ============ ============ ============ ============

Gross Margin        $8,451,000   $7,879,000  $27,089,000  $25,105,000

Selling, general
 and administrative
 expenses           $7,402,000   $6,634,000  $21,604,000  $20,056,000
Non-cash
 compensation
 charge                $31,000            -      $83,000            -
Other expense               $-     $173,000           $-     $173,000
                   ------------ ------------ ------------ ------------
Earnings before
 interest and
 taxes              $1,018,000   $1,072,000   $5,402,000   $4,876,000
                   ============ ============ ============ ============

Pre-tax income        $879,000     $849,000   $4,948,000   $4,156,000

Income tax
 expense              $341,000     $323,000   $1,898,000   $1,584,000
                   ------------ ------------ ------------ ------------

Net income            $538,000     $526,000   $3,050,000   $2,572,000
                   ============ ============ ============ ============

Net income per
 common share-
 basic                   $0.07        $0.07        $0.39        $0.34
                   ============ ============ ============ ============

Net income per
 common share-
 diluted                 $0.06        $0.06        $0.36        $0.31
                   ============ ============ ============ ============

Weighted average
 shares
 outstanding:
   Basic             7,751,000    7,661,000    7,736,000    7,667,000
   Diluted           8,398,000    8,260,000    8,468,000    8,174,000

Revenues Comprised of:
  Industrial
   Services:
    Traditional(a) $13,638,000  $11,985,000  $41,499,000  $37,133,000
    New(b)           5,487,000    4,707,000   17,376,000   16,055,000
                   ------------ ------------ ------------ ------------
                    19,125,000   16,692,000   58,875,000   53,188,000
  Equipment sales
   and rentals       2,652,000    2,355,000    8,070,000    7,281,000
                   ------------ ------------ ------------ ------------
Total Revenues     $21,777,000  $19,047,000  $66,945,000  $60,469,000
                   ============ ============ ============ ============

EBIT, by segment:
  Industrial
   Services         $2,091,000   $2,186,000   $8,385,000   $7,919,000
  Equipment sales
   and rentals         204,000      (93,000)     598,000      (52,000)
  Corporate         (1,277,000)  (1,021,000)  (3,581,000)  (2,991,000)
                   ------------ ------------ ------------ ------------
                    $1,018,000   $1,072,000   $5,402,000   $4,876,000
                   ============ ============ ============ ============

(a) Traditional services include leak repair, hot tapping and emissions monitoring.

(b) New services include mechanical inspection, field machining, and technical bolting.

                      TEAM INC. AND SUBSIDIARIES
            SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
                  February 28, 2003 and May 31, 2002

                                  Feb. 28,     May 31,
                                    2003        2002
                                ------------ ------------
Current Assets                  $27,450,000  $28,073,000

Net Property, Plant and
 Equipment                      $12,321,000  $11,937,000

Other non-current assets        $10,417,000  $11,179,000
                                ------------ ------------
Total Assets                    $50,188,000  $51,189,000
                                ============ ============

Current Liabilities              $6,520,000   $9,380,000

Long term debt                  $11,357,000  $11,978,000

Other non-current liabilities
 and taxes                       $1,287,000   $1,649,000

Stockholders' equity            $31,024,000  $28,182,000
                                ------------ ------------
Total liabilities and
 Stockholders' Equity           $50,188,000  $51,189,000
                                ============ ============


    CONTACT: Team Inc., Alvin
             Philip J. Hawk or Ted W. Owen, 281/331-6154
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